UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

SYNLOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 BinneySt., Suite 402 Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

(617) 401-9975
Registrant’s telephone number, including area code

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ⊠

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⊠

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On February 11, 2019, the Board of Directors (the “Board”) of Synlogic, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Patricia N. Hurter, PhD. as an independent director to the Board to serve immediately as a Class I Director with a term expiring at the Company’s 2019 annual meeting of stockholders.

Dr. Patricia Hurter has been Senior Vice President of Vertex Pharmaceuticals, Inc. (NASDAQ: VRTX) since 2011, during which time her responsibilities grew to include all CMC and preclinical development activities of Vertex’s R&D portfolio, as well as the internal GMP manufacturing facility that provides drug substance and product for clinical development and commercial supply. While serving as Interim Head of Global Regulatory Affairs from 2013-2014, she oversaw several label expansions for Kalydeco® and the submission of the new drug application for Orkambi®. She has played a leadership role in the development and commercialization of four transformative therapies for Vertex: Incivek®, Kalydeco, Orkambi® and Symdeko®. Prior to joining Vertex in 2004, Dr. Hurter was Director, Formulation Design and Characterization for Merck where she was a key member of the early development team for Januvia®, a treatment for Type II diabetes.  Dr. Hurter also serves on the Vertex Research & Development and Operating Committees and is the founder and executive sponsor of “IWILL,” a Vertex employee network devoted to the advancement of women leaders. Dr. Hurter also serves as a member of the Board of Trustees of the Harvard Conservation Trust. She holds a Ph.D. in chemical engineering from the Massachusetts Institute of Technology, an M.S. in mechanical engineering from West Virginia University and earned a B.Sc. in chemical engineering, cum laude, from the University of KwaZulu-Natal in Durban, South Africa.

In connection with Dr. Hurter’s election to the Board, and pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Program (the “Director Compensation Program”), the Board granted to Dr. Hurter a stock option to purchase up to 20,000 shares of the Company’s common stock. The stock option will have an exercise price per share of $8.91, the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant. The stock option will vest in substantially equal installments on each of the first three anniversaries of the date of grant, subject to Dr. Hurter’s continued service as a director.

In addition, Dr. Hurter is entitled to receive an annual cash retainer of $35,000 for her service as a non-employee director of the Company pursuant to the Director Compensation Program, prorated for the portion of the year that Dr. Hurter serves as a director.

Also in connection with Dr. Hurter’s election to the Board, Dr. Hurter and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.13 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-206544) filed by the Company on September 11, 2015. Under this agreement, the Company will agree, among other things, to indemnify Dr. Hurter for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Hurter and any other person pursuant to which Dr. Hurter was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Hurter has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Dr. Hurter has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

On February 12, 2019, the Company issued a press release announcing Dr. Hurter’s appointment to the Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNLOGIC, INC.

Date: February 12, 2019	By:	/s/ Todd Shegog
	Name:	Todd Shegog
	Title:	Chief Financial Officer